Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

OraSure Technologies, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-118385, No. 333-102235, No. 333-50340, No. 333-48662, No. 333-138814 and No. 333-151077) of OraSure Technologies, Inc. of our reports dated March 10, 2009, with respect to the balance sheets of OraSure Technologies, Inc. as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of OraSure Technologies, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 10, 2009